UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Check the appropriate box:

☐          Preliminary Proxy Statement

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☒          Definitive Proxy Statement

☐          Definitive Additional Materials

☐          Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Aemetis, Inc.

(Name of Registrant as Specified in its Charter)

n/a

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒          No fee required.

☐          Fee paid previously with preliminary materials.

☐          Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AEMETIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2026

April 6, 2026

Dear Stockholders:

You are invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Aemetis, Inc. (the “Company,” “Aemetis,” “we” or “our”), which will be held at the offices of Willkie Farr & Gallagher LLP, 1801 Page Mill Road, Palo Alto, CA 94304, on  Wednesday, May 20, 2026, at 1:00 p.m. (Pacific Time).

We discuss the matters to be acted upon at the meeting in more detail in the attached Notice of Annual Meeting and Proxy Statement. There are two items to be voted on:

• Elect Lydia I. Beebe as a member of the Board of Directors, to hold office for a three-year term until her successor is duly elected and qualified; and

• Ratify the appointment of KPMG LLP as Aemetis, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented by promptly voting in advance of the meeting by one of the methods provided. Your vote is important, whether you own a few shares or many.

If you have questions about the proxy, the Annual Meeting, or your stock ownership, please contact our Corporate Secretary by email at mike.rockett@aemetis.com. Thank you for your continued support of Aemetis, Inc.

Very truly yours,

/s/ Eric A. McAfee
Eric A. McAfee
Chair of the Board and Chief Executive Officer

20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014

Tel: 408-213-0940 - www.aemetis.com

AEMETIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2026

April 6, 2026

To the Stockholders of Aemetis, Inc.:

NOTICE IS HEREBY given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Aemetis, Inc. (the “Company,” “Aemetis,” “we” or “our”) will be held at the offices of Willkie Farr & Gallagher LLP, 1801 Page Mill Road, Palo Alto, CA 94304, on  Wednesday, May 20, 2026, at 1:00 p.m. (Pacific Time) for the following purposes:

1)	To elect Lydia I. Beebe as member of the Board of Directors, to hold office for a three-year term until her successor is duly elected and qualified;

2)	To ratify the appointment of KPMG LLP as Aemetis, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

3)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on March 26, 2026, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

Our Board of Directors recommends that you vote:

•	“FOR” the individual nominated for election to the Board of Directors

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026

You are encouraged to vote. Each stockholder will receive an email or a mailed notice with instructions to access the proxy materials on the internet and to vote, depending on preferences you have provided. You will be able to vote on the internet or by phone by following the instructions in the communication you receive. If you receive a proxy card, you can also vote by completing and returning the card. If you want to attend the Annual Meeting and vote in person, you may do so whether or not you vote or return a proxy in advance.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Michael Rockett
J. Michael Rockett
Executive Vice President, General Counsel,
and Corporate Secretary

YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2026

AEMETIS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2026

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aemetis, Inc. (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) or at any adjournment thereof, for the purposes set forth herein and in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Willkie Farr & Gallagher LLP, 1801 Page Mill Road, Palo Alto, CA 94304, on Wednesday, May 20, 2026, at 1:00 p.m. (Pacific Time).

We are taking advantage of SEC rules that allow us to provide our proxy materials on the internet in order to save costs and reduce the impact on the environment of physical mailings. Stockholders who have authorized electronic communication will receive an email with instructions on how to access the proxy materials on the internet and how to vote. Stockholders who have not authorized electronic communication will receive a mailing with instructions on how to access the proxy materials and how to vote on the internet.

All stockholders have the ability to vote on the internet or by phone by following the instructions in the email or mailing that you receive. If you receive a proxy card, you can also vote by returning the card. This Proxy and the 2025 Annual Report are also available at www.ProxyVote.com, our website at www.aemetis.com, and on the SEC EDGAR website for company filings.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?
A:	To vote on the following proposals:
	●	Elect Lydia I. Beebe as a member of the Board of Directors, to hold office for a three-year term until her successor is duly elected and qualified; and
	●	Ratify the appointment of KPMG LLP as Aemetis, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2026;

Q:	What are the Board of Directors’ recommendations?
A:	The Board recommends a vote:
● “FOR” the individual nominated for election to the Board of Directors
● “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026
● “FOR” or “AGAINST” other matters that properly come before the Annual Meeting, as the proxy holders deem advisable

Q:	Why did I receive an email instead of a full set of the proxy materials?
A:

If you have authorized your broker to communicate with you electronically, we are sending you an email or other electronic notice with instructions on how to access the proxy materials on the internet and how to vote. If you have not authorized electronic communications, we are using the SEC's “Notice and Access” provisions to send you a hardcopy mailing with directions on how to access the proxy materials and how to vote.

If you receive a mailing with printed materials but want to receive future mailings electronically, please contact your broker to change your preference to authorize electronic communications.

Q:	What are my options for voting methods?
A:

All stockholders can vote on the internet or by phone, whether you receive a proxy card or not. If you receive a proxy card or request one, you can also vote by completing and returning the card by mail.

Q:	Who is entitled to vote at the meeting?
A:

Stockholders as of the close of business on March 26, 2026 (the “Record Date”) are entitled to vote at the Annual Meeting. On the Record Date, Aemetis had a total of 68,145,588 shares of common stock issued and outstanding, which were held by approximately 22,000 stockholders. Stockholders are entitled to one vote for each share of Aemetis, Inc. common stock they own. As of the Record Date, Aemetis has only common stock outstanding.

Q:	What is the difference between registered stockholders and street name stockholders?
A:

Registered Stockholders. If your shares are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, a stockholder of record. You can vote your shares by internet, by phone, or by returning a proxy card, in each case as described in the materials that you receive.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker or nominee how to vote by following the instructions in the email or mailing that you receive. You are also invited to attend the Annual Meeting. However, since you are not the record holder, you may not vote for these shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Q:	Can I attend the meeting in person?
A:

Yes, you may attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of March 26, 2026. You may be asked to present valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?
A:

The shares represented by a properly submitted proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the above recommendations of our Board of Directors. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote for your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions as described below under “Can I change my vote?”

Q:	What should I do if I get more than one set of voting materials?
A:

Stockholders may receive more than one email or mailing. This may happen if you hold shares in more than one brokerage or record account or if multiple people in your household own shares. Each email or mailing you receive will provide one or more unique codes for voting the specific shares covered by the communication. Therefore, you should vote separately in accordance with each separate code you receive to ensure that all of your shares are voted.

Q:	Can I change my vote?
A:

Registered Stockholders. You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise Mike Rockett, the Company’s Corporate Secretary, at our principal executive office in writing before the proxy holders vote your shares, or (iii) deliver later dated proxy instructions in one of the manners authorized and described in this Proxy Statement (such as via the Internet or by telephone).

Street Name Stockholders. If you hold your shares through a broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Q:	What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?
A:

You may attend the meeting and vote in person even if you already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Q:	What is the voting requirement to approve each of the proposals?
A:	● Proposal No. 1: Directors are elected by a plurality vote. The director nominee who receives the most votes cast in their favor will be elected to serve as a director.
● Proposal No. 2: Approval requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Q:	What are “broker non-votes?”
A:

A broker non-vote occurs when shares held by a broker are cast for one matter but not with respect to a different proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its client. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. When a proposal is not "routine," a broker who has not received instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal.

At our Annual Meeting, Proposal Number 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine item. This means that brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. Brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on the “non-routine” matter found in Proposal Number 1. Accordingly, for beneficial stockholders, if you do not give your broker specific instructions, your shares may not be voted on such proposal.

Q:	How are abstentions and broker non-votes counted?
A:

Proxies provided by brokers will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, including proxies that contain votes on less than all of the matters presented. Except for establishing a quorum, broker non-votes and abstentions will have no effect on Proposal Number 1, and broker non-votes and abstentions will have the same effect as a vote “AGAINST” Proposal Number 2.

Q:	What constitutes a quorum?
A:

For purposes of our Annual Meeting, a “quorum” is the presence in person or by proxy of a majority of the outstanding voting power of the Company, which is based on shares of common stock represented in person or by proxy at the meeting. If you have returned valid proxy instructions or you attend the Annual Meeting in person, your stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting. All shares of Aemetis common stock represented at the Annual Meeting, including broker non-votes and abstentions, will be counted for purposes of determining the presence of a quorum. There must be a quorum for our Annual Meeting to be held.

Q:	How are votes counted?
A:	Aemetis has designated Broadridge as our tabulator of votes. Broadridge will separately count “FOR,” “WITHHOLD” and “AGAINST” votes, as well as abstentions and broker non-votes.

Q:	Who is making this solicitation?
A:	This proxy is being solicited on behalf of the Board of Directors of Aemetis, Inc.

Q:	Who pays for the proxy solicitation process?
A:

Aemetis will pay the cost of preparing, emailing, assembling, printing, mailing, distributing, and making available these proxy materials and soliciting votes. We do not currently plan to retain a proxy solicitor to assist with the solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding or making available proxy materials to beneficial owners. In addition to soliciting proxies by email and mail, we expect that our directors, officers and employees may solicit proxies in person, by phone, or by other electronic means. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:

You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2027 Annual Meeting of Stockholders under Rule 14a-8 adopted under Section 14(a) of Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than 5:00 p.m. (Pacific Time) on the 90th day, and not earlier than on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, stockholder proposals intended to be presented in our proxy materials for the 2027 Annual Meeting must be received by the Company’s Corporate Secretary, on or after December 7, 2026, and prior to 5:00 p.m. (Pacific Time) on January 6, 2027, and must satisfy the requirements of the proxy rules promulgated by the SEC. If our 2026 Annual Meeting of Stockholders is not held within 30 days of May 20, 2026, we will publicly announce a different submission deadline from that set forth above in compliance with SEC rules. The public announcement of an adjournment or postponement of our 2026 Annual Meeting of Stockholders will not trigger a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Proxy Statement.

Q:	With respect to future proxies, how do I obtain a separate set of proxy materials or request a single set for my household?
A:

If you hold shares in street name, you should contact your broker if you want to adjust your preference for electronic communication and for combining documents into a single mailing ("householding"). Street name stockholders who wish to receive a separate set of proxy materials in future mailings can also be removed from the householding program by contacting the Broadridge Householding Department by phone at 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If you are a registered stockholder, please contact our transfer agent, Equiniti, or our Corporate Secretary to change your preferences for electronic communication or householding.

Q:	What if I have questions about a lost stock certificate or need to change my mailing address?
A:

If you hold your shares in street name, contact your broker for changes or questions about your account. Stock held in street name is typically electronic only, without certificates.

If you are a registered stockholder, your holdings may be either certificated or may be recorded electronically in certificateless form. Please contact our transfer agent, Equiniti, if you have questions, need to replace a lost stock certificate, or change your mailing address.

BOARD OF DIRECTORS

The following table lists our Board members as of April 6, 2026, the class under which each director serves, and the expiration year of the term of each director:

Name	Age	Position	Director Since	Classification (Term Expiration)
Eric A. McAfee	63	Chair of the Board and Chief Executive Officer	2006	Class I (2028)
Francis P. Barton	79	Lead Independent Director	2012	Class I (2028)
Lydia I. Beebe	73	Director	2016	Class II (2026) *
John R. Block	91	Director	2008	Class II (2026)
Naomi L. Boness	49	Director	2020	Class III (2027)
Timothy A. Simon	70	Director	2021	Class III (2027)

(*) Current term expires in 2026. The Director's term will expire in 2029 if reelected.

Board Member Independence

The Board of Directors has determined that all of its current directors are independent directors within the meaning set forth in the applicable rules and regulations of the SEC and the Nasdaq Stock Market, as currently in effect, except for Eric A. McAfee, who is considered to be not independent because he is also an Executive Officer currently serving as Chair of the Board and Chief Executive Officer. There are no family relationships between any independent director and executive officer.

Board Leadership

Our Board retains flexibility to select its Chair of the Board and Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chair of the Board and the Chief Executive Officer positions may be filled by a single person or filled separately by two people. The Board currently believes that having Mr. McAfee serve as both Chair of the Board and Chief Executive Officer is in the best interests of the stockholders in light of Mr. McAfee’s extensive knowledge of, years of service to, and experience with the Company. The Board has designated Francis P. Barton as Lead Independent Director to preside over the Board’s executive sessions and fulfill other duties.

Board Management of Risk

Both the full Board and its committees oversee the various risks faced by the Company. Management is responsible for the day‑to‑day management of the Company and provides periodic reports to the Board and its committees regarding such risks and the Company’s risk‑mitigation efforts. The Board’s oversight of risk is conducted primarily through its standing committees, the members of which are independent directors, with the Audit Committee having primary responsibility for oversight of risks related to the Company’s financial reporting processes. In carrying out this responsibility, the Audit Committee interfaces with management and the Company’s internal and external auditors regarding significant financial risks or exposures and the steps management has taken to monitor and manage those risks.

Board Member Biographies

Eric A. McAfee co-founded the Company in 2006 and has served as its Chair of the Board since February 2006 and as Chief Executive Officer since February 2007. In 2003, Mr. McAfee co-founded Pacific Ethanol, Inc. (formerly NASDAQ: PEIX, now ALTO), an ethanol producer and marketer. Mr. McAfee is Chair/Co-founder of McAfee Farms and Raw Farm, a leading raw milk products producer, packager, distributor, and brand that owns and operates multiple dairies. Mr. McAfee has founded eight companies that were taken public and funded 25 growth companies. Mr. McAfee received a B.S. in Management from Fresno State University in 1986, is a 1993 graduate of the Stanford Graduate School of Business Executive Program, graduated from the Harvard Business School Private Equity and Venture Capital Program in 2004, and in 2007 served as Entrepreneur in Residence at The Wharton Business School MBA Program.

Francis P. Barton was appointed to the Company’s Board in August 2012. Mr. Barton serves as the Lead Independent Director, the Chair of the Audit Committee, and as a member of the Governance, Compensation and Nominating Committee. His executive experience as well as his extensive financial background qualify him for the position. From 2008 to present, Mr. Barton served as Chief Executive Officer in the consulting firm Barton Business Consulting LLC. Prior to this, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc. from 2005 through 2008 and as a director from 2006 through 2008. From 2003 to 2005, Mr. Barton was Executive Vice President and Chief Financial Officer of Atmel Corporation. From 2001 to 2003, Mr. Barton was Executive Vice President and Chief Financial Officer of Broadvision Inc. From 1998 to 2001, Mr. Barton was Senior Vice President and Chief Financial Officer of Advanced Micro Devices, Inc. From 1996 to 1998, Mr. Barton was Vice President and Chief Financial Officer of Amdahl Corporation. From 1974 to 1996, Mr. Barton worked at Digital Equipment Corporation, beginning his career as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of Digital Equipment Corporation’s Personal Computer Division. Mr. Barton holds a B.S. in Interdisciplinary Studies with a concentration in Chemical Engineering from Worcester Polytechnic Institute and an M.B.A. with a focus in finance from Northeastern University. Mr. Barton served on the board of directors of ON Semiconductor from 2008 to 2011. Mr. Barton served on the board of directors of SoSo Cards January 2013 until 2025. He has served on the board of directors of Inventergy since January 2014, and is the Chair of its Audit Committee, and a member of its Compensation, Governance and Nominating Committee. Mr. Barton served on the board of directors of Etubics, Inc. from 2014 to 2016, and was chair of its Audit Committee and a member of its Compensation, Governance and Nominating Committee.

Lydia I. Beebe was appointed to the Company’s Board of Directors in November 2016. Ms. Beebe serves as the Chair of the Governance, Compensation and Nominating Committee. Her extensive experience as an executive for a major oil company, her expertise in corporate governance, and experience with other public company boards qualify her for the position. Ms. Beebe is Principal of the corporate governance consulting business LIBB Advisors. She was Senior of Counsel for Wilson Sonsini Goodrich and Rosati from 2015 to 2017. Prior to this, Ms. Beebe held a number of senior roles at Chevron Corporation. In 1995, Ms. Beebe was promoted to Corporate Secretary and an Officer of Chevron, the first female corporate officer in the company's 127-year history. In 2007, she also became the Chief Governance Officer until she retired in 2015. Ms. Beebe holds a B.S. in journalism from University of Kansas, a J.D. from the University of Kansas, and an M.B.A. from Golden Gate University. Ms. Beebe previously served on the boards of directors of Kansas City Southern (NYSE: KSU), EQT Corp. (NYSE: EQT), Paxon Energy & Infrastructure, HCC Insurance Holdings, Inc. (NYSE: HCC), the Council of Institutional Investors, Presidio Trust, the University of Delaware’s Weinberg Center for Corporate Governance, and the California Fair Employment & Housing Commission. She currently serves on the board of Stanford University’s Rock Center for Corporate Governance.

John R. Block has served as a member of the Company’s Board of Directors since October 2008. Mr. Block serves as a member of the Company’s Governance, Compensation and Nominating Committee. His experience with agricultural commodities, understanding of political affairs, and prior board experience qualify him for the position. From 1981 to 1986, Mr. Block served as United States Secretary of Agriculture under President Ronald Reagan. He is currently an Illinois farmer. From 2005 to 2023, Mr. Block was a Senior Policy Advisor to Olsson Frank Weeda Terman Bode Matz PC, an organization that represents the food industry. From 2002 to 2005, he served as Executive Vice President at the Food Marketing Institute, an organization representing food retailers and wholesalers. From 1986 to 2002, Mr. Block served as President of Food Distributors International. Mr. Block has served on the board of directors of Deere and Co., Hormel Foods Corporation, Digital Angel Corporation, Metamorphix, Inc., and Blast Energy Services, Inc. Mr. Block received his Bachelor of Arts degree from the United States Military Academy.

Dr. Naomi L. Boness was appointed to the Company’s Board of Directors in June 2020. Dr. Boness serves as a member of the Company’s Audit Committee. Her experience in the energy business and her expertise in investment analysis and strategic planning qualify her for the position. Dr. Boness has been a Managing Director in the Precourt Institute of Energy at Stanford University since 2019 and she currently leads the Stanford Center for Fuels of the Future. She is a member of the Renewable Natural Gas Coalition Advisory Committee, a member of the Partnership to Address Global Emissions Advisory Council, a member of the Open Hydrogen Initiative Independent Expert Panel, a former invited member of the United Nations Expert Group on Resource Classification, and a former Chair of the Society of Exploration Geophysicists Oil and Gas Reserves Committee. She currently serves on the boards of geCKo Materials, a public benefit corporation, and Babcock & Wilcox (NYSE: BW) and holds advisory roles at a number of startup companies and non-profit organizations. Prior to Stanford, Dr. Boness held a variety of technical and management positions at Chevron including as a member of the prestigious Reserves Advisory Committee and as a Senior Analyst for Upstream Strategy and Planning from 2016 to 2019. Dr. Boness received her Bachelor of Science degree in Geophysics from the University of Leeds in 1998, her Masters of Science in Geological Science from Indiana University in 2000, and her Ph.D. in Geophysics from Stanford University in 2006.

Timothy A. Simon was appointed to the Company’s Board in 2021. Mr. Simon serves as a member of the Company’s Audit Committee. His experience in the energy business and his expertise with utility, infrastructure, and financial services qualify him for the position. Mr. Simon was appointed to the CPUC by Governor Arnold Schwarzenegger in February 2007, ending his term in December 2012. During his time as a CPUC commissioner, Mr. Simon served as Chair of the National Association of Regulatory Utility Commissioners (“NARUC”) Gas Committee, Chair of the LNG Partnership between the Department of Energy and NARUC, founding member of the Call to Action National Gas Pipeline Safety Taskforce with the U.S. Department of Transportation, and member of the National Petroleum Council. Mr. Simon serves on the Western Regional Board of Liberty Utilities, a subsidiary of Algonquin (NYSE: AQN) and the U.S. Department of Energy Electric Advisory Council. Prior to his CPUC appointment, Mr. Simon served as Appointments Secretary in the Office of the Governor. He also served as an Adjunct Professor of Law at Golden Gate University School of Law and the University of California College of the Law, San Francisco. Before public service, Mr. Simon was an in-house counsel and compliance officer with Bank of America, Wells Fargo, and the Robertson Stephens investment bank. In 2013, Mr. Simon created TAS Strategies as an attorney and consultant on utility, infrastructure, financial services, and broadband projects. He is a frequent public speaker, expert witness, and panelist on energy and infrastructure. He is the former Chairman of the Board of Directors for the California African American Chamber of Commerce. He is currently a Trustee on the University of San Francisco Board of Trustees, Chair of the North American Energy Standards Board Advisory Council, and a member of the National Bar Association, Energy Bar Association, Saint Thomas More Society, and the National Board of Directors for the American Association of Blacks in Energy. Mr. Simon received a bachelor’s degree in economics from the University of San Francisco (Distinguished Alumni) and a Juris Doctor degree from the University of California Hastings College of the Law, San Francisco. He is an active member of the State Bar of California.

Committees of the Board of Directors

The Board has three standing committees: (1) Audit Committee, (2) Governance, Compensation and Nominating Committee ("GCN"), and (3) Pricing Committee. The Board has adopted a written charter for the Audit and GCN Committees, copies of which are located on the Governance page of the Investor Relations section of our website at www.aemetis.com. The Board of Directors has determined that all members of these two committees are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect. The following table details the current membership of each committee:

Name	Audit Committee	Governance, Compensation and Nominating Committee	Pricing Committee
Eric A. McAfee	-	-	M
Francis P. Barton	C	M	M
Lydia I. Beebe	-	C	-
John R. Block	-	M (*)	-
Naomi L. Boness	M	-	-
Timothy A. Simon	M	M (*)	-

Note: C = Chair, M = Member

(*) Effective as of the stockholder meeting on May 20, 2026, Mr. Block's term on the GCN Committee will expire and Mr. Simon will become a member of the Committee.

Audit Committee

The Audit Committee (i) oversees accounting, financial reporting and audit processes; (ii) appoints, determines the compensation of, and oversees the independent auditors; (iii) preapproves audit and non-audit services provided by the independent auditors; (iv) reviews the results and scope of audit and other services provided by the independent auditors; (v) reviews the accounting principles and practices and procedures used in preparing our financial statements; (vi) reviews our internal controls; and (vii) reviews and approves related party transactions.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors without members of management present on a quarterly basis following completion of our auditors’ quarterly reviews and annual audit and prior to our earnings announcements to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope and fees for the audit services to be performed.

Francis P. Barton, Naomi L. Boness, and Timothy A. Simon served as members of the Audit Committee in 2025, with Mr. Barton serving as Chair. Each of the Audit Committee members is an independent director within the meaning set forth in the rules of the SEC and NASDAQ, as currently in effect. Our Board has determined that all current Audit Committee members meet the heightened independence criteria of Rule 10A-3 of the Securities Exchange Act applicable to Audit Committee members. In addition, the Board of Directors has determined that Mr. Barton is an “audit committee financial expert” as defined by SEC and NASDAQ rules, as currently in effect. The Audit Committee held six meetings during 2025.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors.

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by the Company, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “soliciting material” or to be incorporated by reference into any prior or future filings made by the Company.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2025. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and management, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s 2025 Annual Report.

Respectfully submitted by:

Francis P. Barton (Chair)

Naomi L. Boness

Timothy A. Simon

Governance, Compensation and Nominating Committee

The Governance, Compensation and Nominating Committee (i) annually evaluates and reports to the Board on the performance and effectiveness of the Board to assist the Board in serving the interests of the Company’s shareholders; (ii) identifies, interviews, recruits, and recommends candidates for the Board; (iii) reviews the qualification, capability, independence, diversity, and other relevant factors in connection with candidates recommended or nominated to the Board or its committees, (iv) reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance relative to goals and objectives, and sets the chief executive officer’s compensation annually; (v) evaluates and approves the chief executive officer’s recommendation with respect to the compensation of the other executive officers, including all other Named Executive Officers; (vi) develops and recommends governance principles applicable to the Company; and (vii) oversees the evaluation of the Board and management from a corporate governance perspective. The Governance, Compensation and Nominating Committee has authority to delegate these functions to a subcommittee of its members, but no delegation of authority was made in 2025.

Francis P. Barton, Lydia I. Beebe, and John R. Block served as members of the Governance, Compensation and Nominating Committee in 2025, with Ms. Beebe serving as Chair. Each member of the Governance, Compensation and Nominating Committee is an independent director within the meaning set forth in the rules of the SEC and NASDAQ, as currently in effect, including after giving consideration to the factors specified in the NASDAQ listing rules for compensation committee independence. The GCN Committee held five meetings during 2025.

The Governance, Compensation and Nominating Committee considers properly submitted stockholder recommendations for candidates for membership on the Board as described below under “Director Qualifications.” In evaluating such recommendations, the Governance, Compensation and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations proposed for consideration by the Governance, Compensation and Nominating Committee should include the candidate’s name and qualifications for membership on the Board and should be addressed to the attention of our Corporate Secretary, Re: Stockholder Director Recommendation, at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

Pricing Committee

The Board has provided a specific delegation to the Pricing Committee to manage certain aspects of our ongoing At-the-Market ("ATM") sales of Company common stock, including determining the prices and quantities of stock to be sold through the ATM. The Pricing Committee held ten meetings in 2025.

Director Qualifications

In planning for succession, the Governance, Compensation and Nominating Committee considers the overall mix of skills and experience of the Board and the types of skills and experience desirable for future Board members, in light of the Company’s business and long-term strategy. The GCN Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board, including relevant experience, capability, availability to serve, diversity, independence and other factors. Experiences, qualifications, skills and attributes prioritized by the committee include, but are not limited to:

-	leadership experience, including public company governance
-	having broad experience at the policy-making level in business, government, education, technology or public interest
-	having the highest professional and personal ethics and values
-	commitment to enhancing stockholder value
-	financial expertise, including experience in GAAP accounting

All members of the Board are expected to have sufficient time to carry out their duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that allows them, given individual circumstances, to perform their director duties responsibly. Each director must represent the interests of Aemetis stockholders.

The Governance, Compensation and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The GCN Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the GCN Committee considers various potential candidates for director. Candidates may come to the attention of the GCN Committee through current members of the Board, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of the GCN Committee, and may be considered at any point during the year. The GCN Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating such recommendations, the GCN Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience, and capability on the Board.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our Chief Executive Officer, Chief Financial Officer, Controller and any other principal accounting officer and other persons performing similar functions. The Code of Business Conduct and Ethics is posted on the Governance page of the Investor Relations section of our website at www.aemetis.com. The Code of Business Conduct and Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. Aemetis will disclose any amendment to the Code of Business Conduct and Ethics or waiver of a provision of the Code of Business Conduct and Ethics that applies to the Company’s directors, Chief Executive Officer, Chief Financial Officer and any other principal financial officer, controller and any other principal accounting officer, and any other person performing similar functions and that relates to certain elements of the Code of Business Conduct and Ethics, including the name of the director or officer to whom the waiver was granted. No waivers were granted during 2025.

Insider Trading Policy

As part of our commitment to high standards of ethical business conduct and compliance with applicable laws, rules and regulations, the Company has adopted an Insider Trading Policy and related procedures governing transactions in our securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. The Insider Trading Policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading.

Anti-Hedging Policy

Our Insider Trading Policy also prohibits employees, officers and directors from engaging in hedging transactions relating to our stock. Additionally, their immediate families, members of their households and any person who receives material nonpublic information of the Company from such persons are similarly prohibited from engaging in such hedging transactions.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2025, no member of the Governance, Compensation and Nominating Committee was an officer or employee of the Company or had any relationship requiring disclosure under “Certain Relationships and Related Party Transaction” below. In addition, no member of the GCN Committee or executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or GCN Committee.

Compensation Recovery (Clawback) Policy

The Company has adopted a Policy for the Recovery of Erroneously Awarded Compensation in accordance with Section 10D of the Securities Exchange Act of 1934, Rule 10D‑1 thereunder, and applicable Nasdaq listing standards. The policy provides for the reasonably prompt recovery of incentive‑based compensation received by current or former executive officers during the three completed fiscal years preceding an accounting restatement, to the extent such compensation exceeds the amount that would have been received based on the restated financial results. The policy is administered by the Board or a committee of independent directors and prohibits indemnification or insurance for amounts recovered.

Relationship of Compensation Practices to Risk Management

The Company has reviewed and considered all of its compensation plans and practices and does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Legal Proceedings

None.

Meeting Attendance

The Board of Directors held six meetings during 2025. Each director attended all meetings of the Board and all meetings of the Committees on which such director served during 2025, except that one director did not attend one meeting. The Company does not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. Two directors attended the annual meeting of stockholders in 2025.

Communications with the Board of Directors

Stockholders may communicate with the Board by submitting an email to investors@aemetis.com or by writing to Aemetis, Inc., Attention: Corporate Secretary, 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014. Stockholders who would like their submission directed to a member of the Board may so specify. The Corporate Secretary or Assistant Secretary will review all communications. All appropriate business-related communications as reasonably determined by the Corporate Secretary or Assistant Secretary will be forwarded to the Board or, if applicable, to the individual director.

Director Diversity Matrix

In identifying and evaluating candidates for the Board, the GCN Committee considers the diversity of the Board, including diversity of skills, experiences and backgrounds. The Board Diversity Matrix below shows the Board’s diversity as of the date of this Proxy Statement:

	Gender Identity
	Female	Male	NonBinary	Undisclosed	Total
Total Directors	2	4	0	0	6
Demographic:
African American	0	1	0	0	1
White	2	3	0	0	5
Undisclosed	0	0	0	0	0

Director 2025 Compensation

The following table shows compensation earned by or awarded to non-employee directors of the Company during 2025. Other than as set forth in the table and the notes below the table, the Company did not pay any fees, award any equity or non-equity awards, or pay any other compensation to its non-employee directors. Compensation paid to Eric A. McAfee, Chair of the Board and Chief Executive Officer, is described in the tables summarizing executive officer compensation later in this document.

Name	Fees Earned ($)	Stock Awards (Shares)	Stock Awards ($)	Total ($)
Francis P. Barton	$124,000	18,000	$49,140	$173,140
Lydia I. Beebe	$93,000	14,500	$39,585	$132,585
John R. Block	$75,000	12,000	$32,760	$107,760
Naomi L. Boness	$75,000	12,000	$32,760	$107,760
Timothy A. Simon	$75,000	12,000	$32,760	$107,760

(1) "Stock Awards" listed above are in the form of Common Stock with immediate vesting under the Aemetis, Inc. Amended and Restated 2019 Stock Plan.

Since 2007, the Board has applied a director compensation policy pursuant under which each non-employee director is paid an annual cash retainer of $75,000. In addition, we pay an annual cash retainer of $24,000 to the Lead Independent Director, an annual retainer of $18,000 to the Chair of the Governance, Compensation and Nominating Committee, and an annual cash retainer of $25,000 to the Chair of the Audit Committee. Each non-employee director is initially, upon becoming a director, granted an option exercisable for 10,000 shares of the Company’s Common Stock that vests quarterly over two years subject to continuing service to the Company.

In addition, directors are typically granted additional equity awards each year in the discretion of the Board. In 2025, each non-employee director was granted 12,000 shares of stock as compensation. Ms. Beebe was granted an additional 2,500 additional shares as Chair of the GCN Committee and Mr. Barton was granted an additional 6,000 shares as Lead Independent Director and Chair of the Audit Committee.

Directors Outstanding Equity-Based Awards

The following table shows all outstanding options and warrants held by each independent director of the Company as of December 31, 2025:

Name	Award Date	Number of Shares (all exercisable)	Exercise Price	Expiration Date
Francis P. Barton	5/19/2016	31,000	$2.54	5/21/2026
	1/19/2017	50,000	$1.72	1/19/2027
	5/17/2018	30,000	$1.71	5/16/2028
	1/8/2019	40,000	$0.70	1/7/2029
	6/6/2019	12,500	$0.92	6/5/2029
	1/7/2021	70,000	$3.09	1/7/2031
Lydia I. Beebe	11/17/2016	10,000	$1.85	11/17/2026
	1/19/2017	15,000	$1.72	1/19/2027
	11/16/2017	10,000	$0.67	11/16/2027
	5/17/2018	30,000	$1.71	5/16/2028
	6/6/2019	10,000	$0.92	6/5/2029
	1/9/2020	50,000	$0.86	1/9/2030
	3/28/2020	5,000	$0.60	3/28/2035
	1/7/2021	60,000	$3.09	1/7/2031
John R. Block	1/18/2018	40,000	$0.70	1/18/2028
	5/17/2018	25,000	$1.71	5/16/2028
	1/8/2019	40,000	$0.70	1/7/2029
	6/6/2019	8,000	$0.92	6/5/2029
	1/9/2020	40,000	$0.86	1/9/2030
	3/28/2020	109,000	$0.60	3/28/2035
Naomi L. Boness	6/4/2020	10,000	$0.81	6/4/2030
	1/7/2021	50,000	$3.09	1/7/2031
Timothy A. Simon	11/18/2021	10,000	$18.53	11/18/2031

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors consists of six directors classified into three separate classes, consisting of two directors in each of Class I, Class II and Class III, with one class being elected each year to serve a staggered three-year term. Under the current Certificate of Incorporation and Bylaws of the Company, elections of one class of directors are held at each annual meeting of stockholders. Following the Annual Meeting, the terms of office of the Class I, Class II, and Class III directors will expire in 2028, 2029, and 2027, respectively.

Nominee

The Board of Directors nominated Lydia I. Beebe for election to the Board at the Annual Meeting. If elected, she will serve as a Class II director for a three-year term expiring in 2029. The nominee is currently a director of the Company. Please see above for information about Ms. Beebe.

The Board of Directors has not nominated a second Class II director to the director position currently held by John R. Block. As part of the planning for this proxy, the GCN Committee and Mr. Block, a member of the GCN Committee, determined that Mr. Block will retire from the Board after 18 years of Board membership and valuable service to the Company. The Board will have discretion to elect a second Class II director to fill the open seat in the future.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that the nominees would be unable or unwilling to serve as directors.

Vote Required

If a quorum is present at the meeting, the director nominee receiving the highest number of votes will be elected to the Board. Proxies may not be voted for a greater number of persons than the number of nominees named.

Except for establishing a quorum, withheld, abstentions and broker non-votes will have no effect on the formal election of directors, provided that a Director who receives more "withheld" votes than "for" votes will be requested to comply with the Company's "plurality-plus" policy described in Section C.1 of the Company's Corporate Governance Guidelines. This policy requires such director to offer their resignation to the Board and a formal Board determination of whether to accept the resignation based on the process described in the Corporate Governance Guidelines.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE.

PROPOSAL TWO:

RATIFICATION OF AUDITOR

The Audit Committee has selected KPMG LLP as the Company’s independent auditor to audit the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2026. The Board recommends that stockholders vote for ratification of this appointment. Although ratification by stockholders is neither required by law nor binding on the Board, the Board has determined that it is desirable to request ratification of this selection by stockholders. Notwithstanding this selection, the Board may, in its discretion, direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Board will reconsider its selection. KPMG LLP was initially appointed as our independent public accountant in March 2026 to audit the fiscal year ending December 31, 2026. They replaced RSM US LLP, which had served as our registered independent public accountant since 2012.  The following table lists the aggregate fees billed by RSM US LLP for services rendered during the years ended December 31, 2024 and 2025:

Category	2024	2025
Audit and Quarterly Review Fees	$724,500	$924,000
Audit-Related Fees	$55,125	$26,250
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$779,625	$950,250

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services provided by RSM US LLP in connection with statutory and regulatory filings or engagements. Audit-Related Fees consist of services provided by RSM related to the Form S-3, Prospectus Supplement, Form S-8, and Comfort Letters. Tax Fees are for professional services rendered by RSM assisting with tax compliance, tax advice, and tax planning.

Audit Committee's Preapproval Policies and Procedures

Consistent with policies of the SEC regarding auditor independence and the Audit Committee charter, the Audit Committee has the responsibility for appointing, setting compensation, and overseeing the work of the independent public accounting firm (the “Firm”). The Audit Committee’s policy is to preapprove all audit and permissible non-audit services provided by the Firm. Preapproval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also preapprove particular services on a case-by-case basis. In assessing a request for services by the Firm, the Audit Committee considers whether such services are consistent with the Firm’s independence, whether the Firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions will be counted towards a quorum and have the same effect as an "against" vote.

Board Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDED DECEMBER 31, 2026.

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program and the factors relevant to an analysis of these policies and decisions. Our executive officers who are named in the “Summary Compensation Table” below (our “Named Executive Officers” or "NEOs") were our only executive officers during 2025. The following table sets forth their name, age, and title as of the date of this Proxy.

Name	Age	Position
Eric A. McAfee	63	Chair of the Board and Chief Executive Officer
Todd A. Waltz	64	Executive Vice President and Chief Financial Officer
Andrew B. Foster	60	Executive Vice President and Chief Operating Officer
Sanjeev Gupta	66	Executive Vice President, Aemetis International
J. Michael Rockett	61	Executive Vice President, General Counsel, and Corporate Secretary

Executive Biographies

Eric A. McAfee's biography is in the Board of Directors description above.

Andrew B. Foster joined Aemetis at the Company's founding in 2006. Mr. Foster has held senior leadership positions including Executive Vice President, Chief Operating Officer, and his current role as President of North America Renewable Fuels, which includes directing operations for the company's 65 million gallon per year ethanol biorefinery in Keyes, California, and the company's California dairy-based renewable natural gas (RNG) production and distribution assets. Mr. Foster has managed the planning and implementation of over $150 million of capital investment projects at Aemetis that include engineering, construction, and commissioning of the company's renewable fuels and energy efficiency initiatives. He is also responsible for managing the company's regulatory matters and carbon market compliance and monetization. Prior to joining Aemetis, Mr. Foster served in senior management roles at Cadence Design Systems, BMC Software, and eSilicon Corporation. From 1989 to 1992, Mr. Foster served in the George H.W. Bush White House as Associate Director of Political Affairs, and from 1992 to 1998 was Deputy Chief of Staff and Campaign Manager for Illinois Governor Jim Edgar. Mr. Foster holds a Bachelor of Arts degree from Marquette University. Mr. Foster is also a member of the Board of Directors for Opportunity Stanislaus, and an Executive Committee member of Stanislaus 2030.

Todd A. Waltz joined Aemetis as the Company Corporate Controller in 2007 before serving as our Executive Vice President, Chief Financial Officer, and Secretary beginning in 2010. Mr. Waltz has been instrumental in listing the company on NASDAQ, arranging over $400 million of debt and equity capital, managing investor relations, and overseeing legal and compliance matters of the company. He currently directs the functions of accounting, financial planning, treasury, IT, and human resources. Prior to joining Aemetis, he began his career in commercial banking, followed by experience with Ernst & Young and Apple, Inc., where he served in senior financial management roles. Mr. Waltz holds a Bachelor of Arts degree from Mount Union College, an MBA from Santa Clara University, and a Master of Science degree in Taxation from San Jose State University.

Sanjeev Gupta joined Aemetis in 2007 as head of Biofuels Marketing, bringing his expertise as an experienced global marketer of specialized chemicals and oils. In 2009, Mr. Gupta became Executive Vice President of Universal Biofuels, the Company’s wholly owned subsidiary in India, where he held the title of Managing Director, Chair, and President until 2025.  Prior to joining Aemetis, Mr. Gupta was the head of a petrochemical trading company with about $250 million of annual revenues and offices on several continents. He also was the General Manager of International Marketing for Britannia Industries, a subsidiary of Nabisco Brands in India. Mr. Gupta holds a Bachelor of Science (Honors) from Hindu College, University of Delhi, and an MBA from the Faculty of Management Studies, University of Delhi.

J. Michael Rockett joined Aemetis in 2023 as Executive Vice President, General Counsel, and Corporate Secretary. Mr. Rockett manages the legal functions of the Company and also participates in our project development and financing activities. Prior to joining Aemetis, Mr. Rockett was a Trial Attorney in the Environmental Enforcement Section of the U.S. Department of Justice, a Senior Associate at the law firm of Pillsbury Winthrop, and Vice President and General Counsel of InEnTec Inc. Mr. Rockett has a Bachelor of Arts degree in Economics from Dartmouth College, and a Juris Doctor degree, magna cum laude, from Lewis and Clark Law School.

Each executive officer is chosen by the Board and holds office until a successor has been elected and qualified or until such officer’s earlier death, resignation or removal.

Compensation Philosophy and Objectives

We operate in a competitive marketplace for attracting and retaining experienced and skilled executives. To meet this challenge, we strive to create a compensation program that rewards profitable company growth and differentiates pay based on business unit, division and individual contributions. The principles and objectives of our compensation and benefits programs for our executive officers are to:

•	encourage highly talented executives to come, stay, grow and lead, enabling us to be an employer of choice in our industry;
•	tie pay to performance to recognize and reward individual contributions to our success;
•

focus leadership on our long-term strategies and value creation by providing a substantial percentage of compensation weighted towards equity incentives that are subject to multi-year vesting requirements; and

•	ensure that our total compensation is fair, reasonable and competitive relative to the markets in which we compete for talent.

Determination of Compensation

The current compensation levels of our Named Executive Officers primarily reflect the roles and responsibilities of each individual. Further, they reflect our understanding of the competitive market, our recruiting and retention goals, individual performance, value to the Company, and other factors including our view of internal equity and consistency.

The Governance, Compensation and Nominating Committee has responsibility for overseeing our executive compensation and equity compensation programs. No member of management, including our Chief Executive Officer, has a role in determining their own compensation. The focus of these arrangements has been to recruit skilled individuals to help us achieve our financial goals, as well as to maintain the level of talent and experience needed to operate and further grow our business.

We design the components of our executive compensation program to fulfill one or more of the principles and objectives described above. Compensation of our Named Executive Officers consists of the following elements:

•	base salary
•	annual cash bonuses
•	equity incentive compensation
•	severance benefits
•	401(k) retirement savings plan
•	health insurance (medical, dental, vision, life, FSA)
•	certain limited perquisites and other personal benefits

The following describes the primary components of our executive compensation program, the rationale for that component, and how compensation amounts are determined.

Base Salary - Our Named Executive Officers’ annual base salaries are described below for each officer. Salaries are based on several factors, including qualifications, experience, role within the Company, Company financial condition, and prior salary level, as well as input from third-party compensation consultants related to executives at similar public companies. The GCN Committee periodically reviews and sets executive officer base salaries. The salaries shown in the following table became effective in January 2025:

Name	Position	Salary
Eric A. McAfee	Chair of the Board and Chief Executive Officer	$500,000
Todd A. Waltz	Executive Vice President and Chief Financial Officer	$430,000
Andrew B. Foster	Executive Vice President and Chief Operating Officer	$400,000
Sanjeev Gupta	Executive Vice President, Aemetis International	$400,000
J. Michael Rockett	Executive Vice President, General Counsel, and Corporate Secretary	$400,000

Annual Cash Bonuses - Historically, we have used annual cash bonuses to motivate our Named Executive Officers to achieve our annual objectives while making progress towards our longer-term growth and other goals. Each of our Named Executive Officers is entitled to be considered for an annual cash bonus under their employment contract with the amount determined by the Governance, Compensation and Nominating Committee. Given Company performance, the Committee exercised its discretion to provide larger annual cash bonuses in October 2023 compared to the amounts paid in prior years, but then did not award cash bonuses to our Named Executive Officers again until January 2025 (see the Summary Compensation Table below and associated footnotes for details).

Long-Term Equity Incentive Compensation - In 2019, we adopted the Aemetis, Inc. 2019 Stock Plan, which was subsequently amended most recently in 2021 (collectively, the "2019 Stock Plan"). The adoption of the plan and each amendment were approved by our stockholders. The 2019 Stock Plan facilitates the grant of equity incentives to our directors, employees (including the Named Executive Officers), and consultants and enables us to obtain and retain services of these individuals, which is essential to our long-term success. We made grants under the 2019 Stock Plan to our Named Executive Officers as set forth in the “Grants of Plan-Based Awards in 2025” section below. The Governance, Compensation and Nominating Committee believes that a compensation plan weighted towards equity grants provides the best incentive for the Company’s Named Executive Officers. Consistent with our compensation philosophy, we have emphasized the use of equity to encourage our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our equity holders. We consider equity-based compensation a significant motivator in encouraging executives to come, stay, grow, and lead. As part of our equity compensation, our stock option grants to our Named Executive Officers other than our CEO have three-year vesting to help us retain our Named Executive Officers and align their interest with the long-term performance of our stock.

Severance Benefits - We have entered into employment agreements with our Named Executive Officers that are summarized below under “Potential Payments Upon Termination or Change-in-Control.”

Retirement Savings - We have established a 401(k) retirement savings plan for our employees, including the Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate on the same terms as all of our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their current compensation up to the prescribed annual limits set by the IRS. We provide a matching contribution of up to 100% of the first 4% of salaries or wages contributed by participating employees.

Other Benefits and Perquisites - Additional benefits received by our Named Executive Officers include certain benefits provided to our employees generally, including medical, dental and vision benefits, flexible spending and/or health care saving accounts, basic and voluntary life and accidental death and dismemberment insurance. From time to time, we may provide perquisites, special expense reimbursements, or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of their duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by the Governance, Compensation and Nominating Committee. We do not expect these perquisites and personal benefits to be a significant component of our compensation program.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the Governance, Compensation and Nominating Committee in its judgement has authorized, and may in the future authorize, compensation payments that are not fully tax deductible or modify compensation programs and practices without regard for tax deductibility when it believes that such compensation is appropriate.

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual receiving the excess payment. However, the Governance, Compensation and Nominating Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide excise tax gross ups to our executives.

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of stock-based awards in their income statements over the vesting period of each award. The Governance, Compensation and Nominating Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation-Related Risk

The Governance, Compensation and Nominating Committee monitors our compensation policies and practices as applied to our employees, including our Named Executive Officers, to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business.

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE REPORT

The GCN Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lydia I. Beebe (Chair)

Francis P. Barton

John R. Block

Summary Compensation Table

The following table shows compensation paid or awarded to our Named Executive Officers for services rendered to the Company in all capacities during calendar years 2023, 2024 and 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Eric A. McAfee	2025	$500,000	$200,000	$819,000	-	$350,000	$1,869,000
Chief Executive Officer	2024	$360,000	$0	$927,000	-	$350,000	$1,637,000
	2023	$360,000	$375,000	$675,000	-	$350,000	$1,760,000
Todd A. Waltz	2025	$430,000	$125,000		$464,000	$14,000	$1,033,000
Chief Financial Officer	2024	$300,000	$0	-	$527,534	$12,000	$839,534
	2023	$300,000	$300,000	-	$514,694	$11,500	$1,126,194
Andrew B. Foster	2025	$400,000	$125,000		$464,000	$14,000	$1,003,000
Chief Operating Officer	2024	$280,000	$0	-	$527,534	$11,200	$818,734
	2023	$280,000	$300,000	-	$514,694	$10,733	$1,105,427
Sanjeev Gupta	2025	$400,000	$125,000		$464,000	$14,000	$1,003,000
Executive Vice President	2024	$280,000	$0	-	$527,534	$11,200	$818,734
	2023	$280,000	$300,000	-	$514,694	$10,733	$1,105,427
J. Michael Rockett	2025	$400,000	$125,000		$464,000	$60,973	$1,049,973
General Counsel	2024	$280,000	$0	-	$527,534	$11,200	$818,734
	2023	$96,923	$100,000	-	$168,088	$58,258	$423,269

(1)	The column labeled "Option Awards" represents the aggregate grant date value determined by the Company for accounting purposes for these awards with respect to the applicable fiscal year and does not reflect whether the recipient has actually realized a financial benefit from the awards by exercising the stock options. The grant date fair value is calculated in accordance with ASC Topic 718 Compensation. The assumptions made when calculating the amounts in this column are found in Item 8, Note 10 (Stock-Based Compensation) of the Notes to Consolidated Financial Statements in our 2025 Annual Report on Form 10-K filed with the SEC on March 16, 2025, and, for 2024 and 2023 in prior year annual reports filed with the SEC.
(2)

The amounts in "All Other Compensation" include employer 401(k) contributions for all NEOs except Mr. McAfee. For all employees, including NEOs, the Company makes a matching contribution up to the first 4% of each employee's earnings.

(3)

Mr. McAfee's "All Other Compensation" consists of $350,000 each year as a guarantee fee associated with commitments made by McAfee Capital LLC and Mr. McAfee personally to guarantee certain portions of Company debt to Third Eye Capital. As of December 31, 2025, the Company owed Mr. McAfee and McAfee Capital $1,400,026, including $300,000 for a bonus award in 2023 that has not been paid, $200,000 for a bonus award in 2025 that has not been paid, $540,026 of expense reimbursements and awarded but unpaid guarantee fees, and $360,000 for compensation accrued from 2008 to 2011.

(4)

Mr. Rockett's "All Other Compensation" includes $53,381 paid in 2023 while working for the Company as an independent contractor prior to becoming an employee, and $45,512 of common stock issued to Mr. Rockett in 2025 as compensation for work performed as an independent contractor in 2023 prior to becoming an employee.

(5)	The Governance, Compensation and Nominating Committee's approval of bonuses to Named Executive Officers is discretionary. Bonus awards are listed in this table during the year in which they are approved and awarded by the Committee. In some cases, such bonus awards may be based in part on performance during the prior calendar year. The discretionary bonuses for Named Executive Officers listed for 2025 were awarded in January 2025 but have not yet been paid as of date of this proxy. Additional discretionary bonuses not shown in the table above were awarded to NEOs in January 2026, in part for performance during 2025, and those 2026 bonuses have also not yet been paid as of the date of this proxy.

Grants of Plan-Based Awards in 2025

The following table shows grants of plan-based equity awards made to the Named Executive Officers during the year ended December 31, 2025.

Name	Grant Date	Options (shares)	Stock (shares)	Exercise Price ($/share)	Grant Date Fair Value
Eric A. McAfee	1/16/2025	-	300,000	-	$819,000
Todd A. Waltz	1/16/2025	200,000	-	$2.73	$464,000
Andrew B. Foster	1/16/2025	200,000	-	$2.73	$464,000
Sanjeev Gupta	1/16/2025	200,000	-	$2.73	$464,000
J. Michael Rockett	1/16/2025	200,000	-	$2.73	$464,000

The exercise price for stock option awards granted during 2025 was set at the closing price as reported by NASDAQ on the date of grant. Each option award has a term of 10 years from the date of grant and vests over three years, with one-twelfth (1/12) of the shares subject to the option vesting every three months from the date of grant. No outstanding stock option awards were modified during 2025.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We are party to employment agreements with each of our Named Executive Officers. The material elements of these employment agreements are summarized below and in the section of this Proxy titled “Potential Payments Upon Termination or Change-in-Control.”

Eric A. McAfee - Effective January 1, 2020, the Company entered into an employment agreement with Mr. McAfee in connection with his continuing responsibilities as Chief Executive Officer. He received a salary of $360,000 per year in 2023 and 2024. For 2025, Mr. McAfee’s salary was reviewed and adjusted to $500,000 in light of his performance and competitive pressures. In addition, Mr. McAfee is entitled to an annual cash bonus in an amount determined by the Board of Directors. The Board has delegated the determination of bonuses to its GCN Committee. The initial term of Mr. McAfee’s employment agreement was for three years with automatic one-year renewals thereafter, unless terminated by either party on sixty days’ notice prior to the end of the then-current period.

Todd A. Waltz - Effective January 1, 2020, the Company entered into an employment agreement with Mr. Waltz to serve as the Company’s Executive Vice President and Chief Financial Officer and Secretary. He received a salary of $300,000 per year in 2023 and 2024. For 2025, Mr. Waltz’s salary was reviewed and adjusted to $430,000 in light of his performance and competitive pressures. Mr. Waltz is also entitled to a discretionary annual bonus. The initial term of Mr. Waltz’s employment agreement was for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

Andrew B. Foster - Effective January 1, 2020, the Company entered into an employment agreement with Mr. Foster to serve as the Company’s Executive Vice President and Chief Operating Officer. He received a salary of $280,000 per year in 2023 and 2024. For 2025, Mr. Foster’s salary was reviewed and adjusted to $400,000 in light of his performance and competitive pressures. Mr. Foster is also entitled to a discretionary annual bonus. The initial term of Mr. Foster’s employment agreement was for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

Sanjeev Gupta - Effective January 1, 2020, the Company entered into an employment agreement with Mr. Gupta to serve as the Executive Vice President and President of Biofuels Marketing, Inc., a wholly owned subsidiary of the Company. He received a salary of $280,000 per year in 2023 and 2024. For 2025, Mr. Gupta’s salary was reviewed and adjusted to $400,000 in light of his performance and competitive pressures. Mr. Gupta is also entitled to a discretionary annual bonus. The initial term of Mr. Gupta’s employment agreement was for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

J. Michael Rockett - Effective August 28, 2023, the Company entered into an employment agreement with Mr. Rockett to serve as Executive Vice President, General Counsel, and Corporate Secretary. He received a salary of $280,000 per year in 2023 and 2024. For 2025, Mr. Rockett’s salary was reviewed and adjusted to $400,000 in light of his performance and competitive pressures. Mr. Rockett is also entitled to a discretionary annual bonus. The initial term of Mr. Rockett’s employment agreement is for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding stock options held by Named Executive Officers at the end of fiscal year 2025:

Name	Award Date	Exercisable (# of shares)	Unexercisable (# of shares)	Exercise Price ($/share)	Expiration Date
Todd A. Waltz	1/8/2019	83,238	-	0.7	1/7/2029
	1/9/2020	72,463	-	0.86	1/9/2030
	3/28/2020	87,500	-	0.60	3/28/2030
	1/7/2021	150,000	-	3.09	1/7/2031
	11/18/2021	12,500	-	18.53	11/18/2031
	1/6/2022	100,000	-	11.31	1/6/2032
	8/18/2022	50,000	-	10.11	8/18/2032
	1/5/2023	137,500	12,500	3.75	1/5/2033
	1/18/2024	116,667	83,333	3.09	1/18/2034
	1/16/2025	50,000	150,000	2.73	1/16/2035
Andrew B. Foster	1/8/2019	16,667	-	0.70	1/7/2029
	6/6/2019	15,000	-	0.92	6/5/2029
	1/9/2020	50,000	-	0.86	1/9/2030
	3/28/2020	87,500	-	0.60	3/28/2030
	1/7/2021	104,167	-	3.09	1/7/2031
	11/18/2021	12,500	-	18.53	11/18/2031
	1/6/2022	100,000	-	11.31	1/6/2032
	8/18/2022	50,000	-	10.11	8/18/2032
	1/5/2023	137,500	12,500	3.75	1/5/2033
	1/18/2024	116,667	83,333	3.09	1/18/2034
	1/16/2025	50,000	150,000	2.73	1/16/2035
Sanjeev Gupta	1/8/2019	100,000	-	0.70	1/7/2029
	6/6/2019	60,000	-	0.92	6/5/2029
	1/9/2020	100,000	-	0.86	1/9/2030
	3/28/2020	87,500	-	0.60	3/28/2030
	1/7/2021	125,000	-	3.09	1/7/2031
	11/18/2021	12,500	-	18.53	11/18/2031
	1/6/2022	100,000	-	11.31	1/6/2032
	8/18/2022	50,000	-	10.11	8/18/2032
	1/5/2023	137,500	12,500	3.75	1/5/2033
	1/18/2024	116,667	83,333	3.09	1/18/2034
	1/16/2025	50,000	150,000	2.73	1/16/2035
J. Michael Rockett	5/16/2023	75,000	25,000	1.88	5/16/2033
	1/18/2024	116,667	83,333	3.09	1/18/2034
	1/16/2025	50,000	150,000	2.73	1/16/2035

(1) The shares in the column labeled as "Unexercisable" are granted but not yet vested as of December 31, 2025. For each separate option grant, one-twelfth (1/12) of the shares subject to the option grant vest every three months following the date of grant.

Option Exercises and Stock Vested

The following table summarizes stock options exercised and stock awards vested by our Named Executive Officers during fiscal year 2025:

Name	Options: Shares Acquired on Exercise	Options: Value Realized on Exercise	Stock Awards: Shares Acquired on Vesting
Todd A. Waltz	288,881	$292,483	0
Other Named Executive Officers	0	$0	0

(1) The value realized is calculated as the difference between the market price of the Company's common stock on the date of exercise and the applicable exercise price of the option multiplied by the number of shares acquired on exercise.

During 2025, Mr. Waltz exercised options to purchase 288,881 shares at an average exercise price of $0.72 per share. No other Named Executive Officer exercised stock options during fiscal year 2025. All grants of common stock issued in prior years vested immediately upon grant, and therefore no stock awards vested during fiscal year 2025.

PAY VERSUS PERFORMANCE

The following table summarizes compensation paid to our Executive Officers and Company performance metrics. Compensation is shown based on compensation provided during the listed years, and is also shown based on a calculation of compensation "Actually Paid" according to SEC regulations that account for changes in the value of issued but unvested options during the year.

Year	Summary Compensation table total for PEO	Compensation Actually Paid to CEO	Average summary compensation table total for non-PEO named executive officers	Average compensation actually paid to non-PEO named executive officers	Value of initial fixed $100 investment based on Aemetis shareholder return	Aemetis GAAP Net Income ($000s)
2025	$1,869,000	$1,869,000	$1,022,243	$646,357	$56	$(77,001)
2024	$1,637,000	$1,637,000	$823,934	$432,935	$108	$(87,537)
2023	$1,760,000	$1,760,000	$1,112,349	$1,329,039	$210	$(46,420)
2022	$460,000	$460,000	$1,808,819	$(401,736)	$159	$(107,758)
2021	$2,427,700	$2,427,700	$854,826	$5,177,847	$494	$(47,147)

Our Chief Executive Officer (“CEO”), Eric A. McAfee, served as our Principal Executive Officer (“PEO”) during 2021 to 2025. The compensation for our other Named Executive Officers (“Non-PEO NEOs”) is the average of compensation of Non-PEO NEOs who were employed during all twelve months of the applicable year.

For each year, the values included for compensation "Actually Paid" to our non-CEO NEOs reflect the following adjustments to the summary compensation values:

	2021	2022	2023	2024	2025
Change in Option Value:
Deduct Option Grants During Year, Value at Time of Grant			$(514,694)	$(527,534)	$(464,000)
(i) Add, Option Grants During Year, Value of Unvested at End of Year			$513,878	$328,663	$158,571
(ii) Add Prior Unvested Options, Change in Value of Unvested at End of Year			$79,052	$(194,119)	$(120,788)
(iii) Add Option Grants During Year, Value at Vesting During Year			$139,786	$137,010	$91,524
(iv) Add Prior Unvested Options, Change in Value of Vested During Year			$(1,333)	$(135,020)	$(41,193)
Net Change in Option Value	$4,323,021	$(2,210,555)	$216,690	$(390,999)	$(375,886)
Summary Compensation Table - Total Compensation	$854,826	$1,808,819	$1,112,349	$823,934	$1,022,243
Compensation Actually Paid (Average Non-PEO NEOs)	$5,177,847	$(401,736)	$1,329,039	$432,935	$646,357

For purpose of calculating the "Actually Paid" compensation, the value of stock options as of the end of a calendar year or as of a vesting date is based on a Black-Scholes valuation model using the following assumptions, expressed as a range over the applicable calendar year:

	2021	2022	2023	2024	2025
Stock Price	$2.96 – $26.19	$3.75 – $12.38	$2.03 - $7.58	$2.41 - $5.44	$1.25 - $3.49
Expected Life (years)	3.50 – 6.42	3.50 – 6.17	3.50 - 5.625	3.50 - 5.625	3.50 - 5.25
Risk-Free Rate	0.27% – 1.39%	1.25% – 4.27%	3.36% - 4.81%	3.63 - 4.68	3.43 - 4.42
Volatility	114.20% – 132.92%	116.50% – 129.33%	118.74% - 122.52%	113.32% - 119.97%	112.77% - 114.34%
Dividend Yield	0%	0%	0%	0%	0%

Pay Versus Performance Relationship

The following charts show the relationship between the amounts included in the Pay versus Performance Table for each year from 2021 to 2025, including a comparison of Compensation Actually Paid to the CEO and the average Compensation Actually Paid to our non-CEO NEOs, and each of the two performance measures set forth the Pay versus Performance Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As discussed above, we have entered into employment agreements with each of our Named Executive Officers that provide for certain payments upon a qualifying termination of employment, which is defined to mean a termination of employment (1) by the Company other than for “cause” or by the Named Executive Officer as a result of a “constructive termination” (as such terms are defined the applicable employment agreement) or (2) due to the Named Executive Officer’s death or “total disability” (as defined in the applicable employment agreement). The following table quantifies the estimated payments and benefits that would be provided to each named executive officer upon the occurrence of the indicated event, assuming that the event occurred on the date of this proxy, pursuant to those arrangements described above in detail under the heading “Employment Contracts and Termination of Employment and Change-In-Control Arrangements.” The values for accelerated vesting of stock options are based on the difference between the average market price of our common stock during the sixty-day period preceding this Proxy and the exercise price of unvested options for those options with an exercise price below the market price. Actual payments made at any future date would vary, including based on the amount the named executive officer would have accrued under the applicable benefit or compensation plan as well as based on the price of our common stock.

		Termination Without Cause or Constructive Termination
Name	Benefit Category	No Change in Control ($)	With a Change in Control ($)
Eric A. McAfee	Salary	$500,000	$500,000
	COBRA	$44,412	$44,412
	Equity Acceleration	-	$0
	Total	$544,412	$544,412
Todd A. Waltz	Salary	$430,000	$430,000
	COBRA	$50,682	$50,682
	Equity Acceleration	-	$0
	Total	$480,682	$480,682
Andrew B. Foster	Salary	$400,000	$400,000
	COBRA	$70,303	$70,303
	Equity Acceleration	-	$0
	Total	$470,303	$470,303
Sanjeev Gupta	Salary	$400,000	$400,000
	COBRA	$23,307	$23,307
	Equity Acceleration	-	$0
	Total	$423,307	$423,307
J. Michael Rockett	Salary	$400,000	$400,000
	COBRA	$38,821	$38,821
	Equity Acceleration	-	$2,750
	Total	$438,821	$441,571

The material elements of each officer's termination payments are the same for each person. If, prior to a Change in Control (as defined in the agreement), the officer is terminated other than for Cause (as defined in the agreement) or as a result of death or Total Disability (as defined in the agreement) or is Constructively Terminated (as defined in the agreement), then provided the officer signs a release of claims, the officer will be entitled to receive severance benefits of (i) cash payments equal to the officer's then-current base salary for a period of twelve months payable in accordance with the Company’s normal payroll practices, and (ii) company-paid health, dental, and vision insurance coverage for the officer and their dependents until the earlier of twelve months following the date of termination or until such time as the officer becomes covered under another employer’s group policy for such benefits. If, on or following a Change in Control, the officer’s employment is Constructively Terminated or involuntarily terminated other than for Cause, death, or Total Disability, then provided the officer signs a release of claims, in addition to the severance benefits provided above, all of the officer’s then unvested restricted stock or stock options will become immediately vested.

EQUITY COMPENSATION PLANS

On August 26, 2021, the stockholders of the Company approved the Aemetis, Inc. Amended and Restated 2019 Stock Plan (the “2019 Stock Plan”). This plan allows our Board or delegated Board committee to grant Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and other stock or cash awards to employees, Directors, and consultants. The 2019 Stock Plan has a term of 10 years from the original plan adoption date of April 25, 2019, and supersedes all prior stockholder approved plans with respect to new grants. Options issued under prior plans and the prior version of the 2019 stock plan remain outstanding and exercisable according to their terms. The 2019 Stock Plan authorized a total pool of 4,558,621 shares as of July 1, 2021, including all then outstanding option grants under all plans and all shares available for issuance under the 2019 Stock Plan as of that date. Shares within this pool that expire or terminate unused become available for a subsequent grant. In addition, the number of shares available for issuance automatically increases on January 1 of each year by an amount equal to 4% of the sum of total common stock outstanding on January 1 of such year and 2,541,823 shares. The following table shows the number of outstanding and available shares under the 2019 Plan as of December 31, 2025 (in thousands, except for prices):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan
Aemetis, Inc. Aemended and Restated 2007 Stock Plan (approved by stockholders)	852,587	$1.15	0
Aemetis, Inc. Aemended and Restated 2019 Stock Plan (approved by stockholders)	7,756,889	$4.21	80,577
Total	8,609,476		80,577

Policies and Practices Related to the Timing of Equity Awards

The GCN Committee has the discretion to grant equity awards and made grants of plan-based equity awards to the NEOs in 2025. Generally equity incentive awards are granted on a regular annual schedule. This timing allows the awards to be aligned with long-range benchmarking, annual performance reviews, and annual bonus determinations. The Company does not time the release of material, non-public information (“MNPI”) based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take MNPI into account when determining the timing and terms of such awards. We do not schedule our equity grants in anticipation of the release of MNPI. The Company did not grant any option awards in 2025 during the window starting four business days before and ending one business day after the filing of the Form 10-K, any Form 10-Q, or any Form 8-K that discloses MNPI.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership of our common stock as of March 26, 2026, for each Director and the Company’s Named Executive Officers. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership of common stock is based on 68,145,588 shares of common stock outstanding as of March 26, 2026. The address of the directors and officers of the Company is 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

To the Company’s knowledge, no other person beneficially owned 5% or more of the Company’s common stock as of March 26, 2026.

Stockholder	Stock Owned (# of Shares)	Options Exercisable (# of Shares) (1)	Total Shares Beneficially Owned (# of Shares) (1)	Ownership Percentage
Directors and Officers:
Eric A. McAfee (2)	3,917,316	-	3,917,316	5.7%
Francis P. Barton	226,518	233,500	460,018	*
Lydia I. Beebe	214,286	190,000	404,286	*
John R. Block	56,330	262,000	318,330	*
Naomi L. Boness	64,643	60,000	124,643	*
Timothy A. Simon	52,632	10,000	62,632	*
Todd A. Waltz	456,821	939,034	1,395,855	2.0%
Andrew B. Foster	-	819,167	819,167	1.2%
Sanjeev Gupta	-	1,018,333	1,018,333	1.5%
J. Michael Rockett	27,922	325,000	352,922	*
Total Directors and Officers			8,873,502	13.0%

(*) Less than 1%

(1) Includes options and warrants that are exercisable or will be within 60 days from the date of this proxy.

(2) Includes 2,781,548 shares held by McAfee Capital LLC, a company owned by Mr. McAfee, and 1,135,768 shares held by Mr. McAfee personally.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company’s equity securities on Forms 3, 4 and 5. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.  Based on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company and written representations from the Company’s directors and executive officers, we believe that during fiscal year 2025 all required Section 16(a) filings were made on a timely basis.

RELATED PARTY TRANSACTIONS

Transactions

The following are transactions entered into in fiscal year 2025 and current transactions, (i) in which the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) in which any director, executive officer, five percent stockholder, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest (other than compensation of a director of officer, which is described above in the discussions of compensation).

We employ Mr. Adam McAfee as our Vice President of Finance at a base salary of $255,000 as of the date of this Proxy. Mr. Adam McAfee is the brother of Mr. Eric McAfee, our Chair and Chief Executive Officer. In 2025, Mr. Adam McAfee received total compensation of $381,969, including $236,054 salary, $30,000 bonus, and a stock option exercisable for 50,000 shares of common stock with a grant date fair value of $115,915. He also received standard employee benefits including company paid health insurance and company 401(k) contribution.

We employ Mr. Spencer Petty as Manager of Sales and Trading at a base salary of $224,700 as of the date of this proxy. Mr. Petty is the son-in-law of Mr. Eric McAfee, our Chair and Chief Executive Officer. In 2025, Mr. Petty received total compensation of $441,555, including $209,725 salary and a stock option exercisable for 100,000 shares of common stock with a grant date fair value of $231,830. He also received standard employee benefits including company paid health insurance and company 401(k) contribution.

Policy Regarding Related Party Transactions

Our Board of Directors has adopted a written policy on transactions with related parties that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. The purpose of the policy is to describe the procedures used to identify, review, approve, and disclose, if necessary, any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) the Company or any of its subsidiaries were, are, or will be a participant, (ii) the aggregate amount involved exceeds $120,000 in any fiscal year, and (iii) a related party has or will have a direct or indirect material interest. For purposes of the policy, a related person is (a) any person who is or was at any time since the beginning of our last fiscal year, a director or executive officer of us or a nominee to become a director of the Company, (b) any shareholder owning more than 5% of the Company’s common stock or (c) any immediate family member of any such person. The Audit Committee is responsible for reviewing and approving related party transactions. The Governance, Compensation and Nominating Committee is also responsible for reviewing the Company’s policies with respect to related party transactions, overseeing compliance with such policies, and approving certain compensation arrangements.

OTHER MATTERS

Management does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board will vote all proxies that have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, only one set of proxy materials will be sent to beneficial stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

Beneficial stockholders who wish to receive a separate set of proxy materials in future mailings can be removed from the householding program by contacting the Broadridge Householding Department by phone at 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Record shareholders who receive multiple copies of the proxy materials can elect to be added to the householding program by contacting our transfer agent or Corporate Secretary.

Appendix - Form of Proxy Card

AEMETIS, INC.

20400 STEVENS CREEK BLVD. SUITE 700

CUPERTINO, CA 95014

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you received a hardcopy proxy card, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

AEMETIS, INC.

Proxy for Annual Meeting of Stockholders

May 20, 2026 1:00 p.m. Pacific Time

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Eric A. McAfee and Todd A. Waltz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Aemetis, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific Time on May 20, 2026, at the offices of Willkie Farr & Gallagher LLP, 1801 Page Mill Road, Palo Alto, CA 94304, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AEMETIS, INC.

The Board of Directors recommends you vote FOR the following nominee:

1.  Election of Director. Elect Lydia I. Beebe as a member of the Board of Directors of Aemetis, Inc., to hold office for a three-year term until her successor is duly elected and qualified.

[ ] FOR    [ ] WITHHOLD

The Board of Directors recommends you vote FOR the following proposal:

2.  Ratification of Independent Accounting Firm. Ratify the appointment of KPMG LLP as Aemetis, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

[ ] FOR    [ ] AGAINST    [ ] ABSTAIN

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

___________________________________________ Signature _______________ Date

[PLEASE SIGN WITHIN BOX]

___________________________________________ Signature (Joint Owners)                      Date